                                                                    EXHIBIT 99.1

                       SETTLEMENT AGREEMENT AND RELEASE
                       --------------------------------

                                   RECITALS
                                   --------

     This Severance Agreement and Release ("Agreement") is made by and between John A. Muskovich ("Employee") and eMachines, Inc. ("Company"), collectively referred to as the "Parties".

     WHEREAS, Employee is employed by the Company;

     WHEREAS, the Company and Employee have entered into an Employment Agreement dated December 18, 2000 (the "Employment Agreement");

     WHEREAS, the Company and Employee have entered into a Securities Account Pledge Agreement dated February 1, 2001 (the "Securities Agreement") as well as a Pledged Collateral Account Control Agreement (the "Pledged Collateral Agreement"), and Employee has executed a Note in favor of the Company dated February 1, 2001 (the "Note");

     WHEREAS, Employee resigned as Executive Vice President and Chief Financial Officer of the Company as of July 20, 2001 (the "Resignation Date") and received his Base Salary (as defined below) through such date and his accrued but unused paid time off, less applicable withholdings and deductions;

     WHEREAS, the Parties wish to release each other from any claims arising from or related to the employment relationship;

     WHEREAS, the Parties, and each of them, wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that the Employee may have against the Company as defined herein, including, but not limited to, any and all claims arising or in any way related to Employee's employment with, or separation from, the Company;

     NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

                                   COVENANTS
                                   ---------


     1.  Consideration.  In consideration for the execution by Employee of this
         -------------
Agreement, the Company agrees to pay Employee severance within eight (8) days after execution of this Agreement (provided, that Employee has not revoked this Agreement) as follows:

         (a) At Employee's option: (1) a lump sum payment equivalent to Employee's annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) as set forth in the Employment Agreement ("Base Salary") from the Resignation Date through December 18, 2003, discounted at five percent (5%) per year, or Eight Hundred Twenty-Four Thousand Seven Hundred Forty Dollars and Seventy-Four Cents ($824,740.74), less applicable withholdings and deductions (using a twenty-seven and one half percent (27.5%) federal withholding, a six percent (6%) California withholding and any other standard withholding that may apply), or (2) payment of the Base Salary as if Employee were still employed with the Company through December 18, 2003, in accordance with normal payroll practices and less applicable withholdings and deduction. Employee agrees that this shall satisfy the obligations of the Company under the Employment Agreement section 3(a). If Employee does not expressly elect either
(1) or (2) above in writing at the time this Agreement is fully executed, then the Company will automatically select (2) above.

         (b) An amount equal to fifty thousand dollars ($50,000), less applicable withholdings and deductions (using a twenty-seven and one half percent (27.5%) federal withholding, a six percent (6%) California withholding and any other standard withholding that may apply). Employee agrees that this shall satisfy the obligations of the Company under the Employment Agreement section 3(b).

     2.  Stock.  Employee shall be entitled to exercise his options to purchase
         -----
his vested stock in accordance with the terms of the stock option agreement entered into between Employee and the Company and the stock option plan governing such stock options.

     3.  Note.  Within eight (8) days of execution of this Agreement, Employee
         ----
shall be required to repay the full principal amount of the Note that is due and owing to the Company. The Parties agree that they shall execute a letter, attached hereto as Exhibit A, to the Trustee of the funds referenced in the Note instructing the Trustee to distribute the principal to the Company and any earnings to Employee. However, in the event that the Company does not receive payment in full for the principal amount of the Note on or prior to the date set forth immediately above, Employee expressly consents to have the balance of the Note deducted from the payments set forth in Section 1(a) and/or Section 1(b) of this Agreement. If the Company makes such deduction, the Company agrees to immediately pay the principal amount of the Note to Employee when the Company receives the distribution of such principal from the Trustee.

     4.  Confidential Information.  Employee shall continue to maintain the
         ------------------------
confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality Agreement between Employee and the Company. Employee shall return all of the Company's property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

     5.  Payment of Salary.  Aside from the payment set forth in this Agreement,
         -----------------
Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

     6.  Release of Claims. Employee agrees that the foregoing consideration
         -----------------
represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, and assigns, hereby fully and forever releases the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:

         (a) any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

         (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

         (c) any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

         (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

         (e) any and all claims for violation of the federal, or any state, constitution;

         (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

         (g) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

         (h)  any and all claims for attorneys' fees and costs.

     The Company on its own behalf, and on behalf of its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, heirs, executors, predecessors, successors and assigns, hereby fully and forever releases the Employee and his administrators, executors, successors and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind relating to or arising from Employee's employment relationship with the Company and the termination of that relationship, whether presently known or unknown, suspected or unsuspected, that the Company may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

     The Company and Employee agree that the releases set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

     The Parties acknowledge and agree that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and, if the breach is by Employee, shall entitle the Company immediately to recover and cease the severance benefits provided to Employee under this Agreement. The breaching party shall also be responsible to the other party for all costs, attorneys' fees and any and all damages incurred by the other party (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by the breaching party in violation of this provision.

     7.  Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges
         ----------------------------------------------
that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that

         (a)  he should consult with an attorney prior to executing this
                                                 -----
Agreement;

         (b) he has up to twenty-one (21) days within which to consider this Agreement;

         (c) he has seven (7) days following his execution of this Agreement to revoke the Agreement;

         (d) this Agreement shall not be effective until the revocation period has expired; and

         (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

      8.  Unknown Claims.  The Parties represent that they are not aware of any
          --------------
claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they have been advised by legal counsel and are familiar with the legal principle which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Employee and the Company agree to expressly waive any rights to this effect, as well as under any other statute or common law principles of similar effect.

     9.  No Pending or Future Lawsuits.  The Parties represent to each other
         -----------------------------
that they have no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the other or any other person or entity referred to herein. The Parties also represents that they does not intend to bring any claims on their own behalf or on behalf of any other person or entity against the other or any other person or entity referred to herein.

     10.  Confidentiality.  The Parties acknowledge that Employee's agreement to
          ---------------
keep the terms and conditions of this Agreement confidential was a material factor on which all parties relied in entering into this Agreement. Employee hereto agrees to use his best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, the consideration for this Agreement, and any allegations relating to the Company or its officers or employees, his employment with the Company except as otherwise provided for in this Agreement (hereinafter collectively referred to as "Severance Information"). Employee agrees to take every reasonable precaution to prevent disclosure of any Severance Information to third parties, and agrees that there will be no publicity, directly or indirectly, concerning any Severance Information. Employee agrees to take every precaution to disclose Severance Information only to those attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Severance Information. The Parties agree that disputes arising under this provision shall be arbitrated pursuant to Paragraph 18 of this Agreement and that, if Company proves that Employee breached this Confidentiality provision, it shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys' fees associated with the enforcement action, without regard to whether the Company can establish actual damages from the breach by Employee.

     11.  No Cooperation.  Employee agrees he will not act in any manner that
          --------------
might damage the business of the Company. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.

     12.  Non-Disparagement.  Each party agrees to refrain from any defamation,
          -----------------
libel or slander of the other, or tortious interference with the contracts and relationships of the other. The Company's obligations under this section extend only to then current executives, officers, members of the Board of Directors, and managing agents, and only for so long as those individuals are employees and/or directors of the Company. After execution of this Agreement, the parties hereto will agree on the wording of a public announcement, an internal announcement , and a response to any request for references describing the relationship between the Employee and the Company. All inquiries by potential future employers of Plaintiff will be directed to the Company's legal department.

     13.  Non-Solicitation.  Employee agrees that for a period of twelve (12)
          ----------------
months immediately following the Effective Date of this Agreement, Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire employees of the Company, either for himself or any other person or entity.

     14.  No Admission of Liability.  The Parties understand and acknowledge
          -------------------------
that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be:

          (a) an admission of the truth or falsity of any claims heretofore made or

          (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

     15.  No Knowledge of Wrongdoing.  Employee represents that he has no
          --------------------------
knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

     16.  Costs.  The Parties shall each bear their own costs, expert fees,
          -----
attorneys' fees and other fees incurred in connection with this Agreement.

     17.  Indemnification.  The Parties agree to indemnify and hold harmless the
          ---------------
other from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees or expenses incurred by the non-breaching party arising out of the breach of this Agreement by the other party, or from any false representation made herein by the other party, or from any action or proceeding which may be commenced, prosecuted or threatened by the breaching party or for the breaching party's benefit, upon the breaching party's initiative, or with the breaching party's aid or approval, contrary to the provisions of this Agreement. The Parties further agrees that in any such action or proceeding, this Agreement may be pled by the non-breaching as a complete defense, or may be asserted by way of counterclaim or cross-claim.

     18.  Arbitration.  The Parties agree that any and all disputes arising out
          -----------
of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Orange County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, or by a judge to be mutually agreed upon. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys' fees and costs. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Section 18 will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Employee's obligations under this Agreement and the agreements incorporated herein by reference. Any action at law, suit in equity, or other judicial proceedings for the enforcement of an arbitration award, related to any provision of this Agreement, shall be instituted only in courts with venue in the County of Orange, State of California, except that the

Company and Employee may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company's trade secrets or confidential or proprietary information.

     19.  Authority.  The Company represents and warrants that the undersigned
          ---------
has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

     20.  No Representations.  Each party represents that it has had the
          ------------------
opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

     21.  Severability.  In the event that any provision hereof becomes or is
          ------------
declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

     22.  Entire Agreement.  This Agreement, and the agreements incorporated
          ----------------
herein by reference to the extent they are consistent with this Agreement, constitute the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersede and replace all prior representations, understandings, and agreements concerning the subject matter of this Agreement.

     23.  No Waiver.  The failure of any party to insist upon the performance of
          ---------
any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

     24.  No Oral Modification.  Any modification or amendment of this
          --------------------
Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

     25.  Governing Law.  This Agreement shall be deemed to have been executed
          -------------
and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

     26.  Attorneys' Fees.  In the event that either Party brings an action to
          ---------------
enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys' fees, incurred in connection with such an action.

     27.  Effective Date.  This Agreement is effective after it has been signed
          --------------
by both parties and after eight (8) days have passed since Employee has signed the Agreement (the "Effective Date"), unless revoked by Employee within seven
(7) days after the date the Agreement was signed by Employee.

     28.  Counterparts.  This Agreement may be executed in counterparts, and
          ------------
each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     29.  Voluntary Execution of Agreement.  This Agreement is executed
          --------------------------------
voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)  They have read this Agreement;

          (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

          (d) They are fully aware of the legal and binding effect of this Agreement.


     IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                          eMachines, Inc.


Dated:   7/17/01                          By      /s/ Wayne R. Inouye
       -------------                         ----------------------
                                             Name: Wayne R. Inouye
                                             Title: President and Chief
                                                     Executive Officer


                                             John A. Muskovich, an individual


Dated:   7/16/01                             /s/ John A. Muskovich
       -------------                         -------------------------
                                             John A. Muskovich